SEPARATION AND RELEASE AGREEMENT
Philip Croxford
11128 Harbour Estates Circle
Fort Myers, Florida 33908

Dear Phil:
This Separation and Release Agreement (this "Release Agreement") confirms the terms of the separation of your employment from LifeCell Corporation and any of its affiliates and subsidiaries (the "Company").
Termination of Employment
1.You and the Company have reached a mutual agreement that your employment with the Company ended effective September 24, 2014 (the "Separation Date"). As of the Separation Date, you were no longer an employee or officer of the Company, and you hereby resign from any and all employment and managerial positions, boards and officer, director or trustee positions, if any, with the Company as of the Separation Date. You also hereby agree to execute any other documents reasonably necessary to effectuate such resignations. Provided the Company requests you to perform services from the date of this Release Agreement through the Separation Date, you shall, in the Company’s sole discretion, (a) assist with the transitioning of your duties to a successor and (b) be available at reasonable times to respond to any questions that the Company may have regarding its business. In the sole discretion of the Company, with reasonable advance notice, you will perform these services on Company premises or by telephone.
2.As of the Separation Date, you ceased to participate in all of the Company’s benefit plans (except as provided by COBRA).
3.You are hereby advised and encouraged by the Company to consult with your own independent counsel before signing this Release Agreement.
Separation Payment
4.Subject to your compliance with the terms and conditions of this Release Agreement, and provided that you do not revoke your consent to this Release Agreement as permitted by Paragraph 22 of this Release Agreement, the Company shall, in accordance with the agreed upon separation terms pay, or cause to be paid, to you, in full satisfaction of all rights and obligations of the Company:
(a)    a one-time separation payment of Four Hundred Thirty-Nine Thousand Eight Hundred Seventy-Five Dollars and No Cents ($439,875.00), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes (the “Severance Payment”) to be paid within five (5) business days of the Effective Date (as defined in Paragraph 22 of this Release Agreement);
(b)    a one-time payment of Three Hundred Seven Thousand Nine Hundred Twelve Dollars and Fifty Cents ($307,912.50), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes, representing your 2014 target AIB (“Target AIB”) to be paid within five (5) business days of the Effective Date (as defined in Paragraph 22 of this Release Agreement); and
(c)    if you timely elect health insurance continuation coverage at the same, or a lower, level of coverage as you elected prior to the Separation Date, you will be reimbursed for COBRA premiums at the employee only rate until the earliest of: (i) twelve (12) months following the Separation Date; (ii) the date you fail to make timely payment of COBRA premiums and/or terminate your election of COBRA coverage; and (iii) the date you become eligible for comparable health insurance coverage (as an employee or otherwise), that does not contain any exclusion or limitation with respect to any preexisting condition (the “COBRA Payments”). You acknowledge that the Company’s reimbursement of the COBRA premium made by you will be taxable income to you.
The payment(s) set forth in Paragraphs 4(a)-(c) above are expressly contingent upon your execution, delivery and non-revocation of this Release Agreement, as provided in Paragraph 22. You acknowledge that you are not otherwise entitled to receive the payment(s) set forth in Paragraphs 4(a)-(c) above, which exceed anything of value to which you are otherwise entitled from the Company, and agree that you will not seek anything further from any of the Releasees.
Releases; Representations; Covenant Not to Sue
5.You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge the Company, together with its respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives, attorneys (in each case, individually and in their official capacities) and employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Employee Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, any Employee Claims (i) relating in any way to your employment relationship with the Company or any of the Releasees or (ii) arising under any federal, local or state statute or regulation, including, without limitation, state wage and hour laws (to the extent waivable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act ("ADEA"), the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Texas Commission on Human Rights Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law (to the extent waivable), as each may be amended from time to time, any claim or cause of action you may have under any federal or state immigration statute, including without limitation the Immigration & Nationality Act ("INA"), the Immigration Reform & Control Act ("IRCA") and related regulations, and/or any other applicable local, state or federal law, each as amended; (b) relating to the termination of your employment relationship with the Company or any of the Releasees; (c) relating to wrongful employment termination; or (d) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company, or any of the Releasees, and you, including, the Offer Letter dated November 14, 2012 and revised November 18, 2012 (the "Offer Letter"), attached as Exhibit A to this Release Agreement, and the Promotion Letter dated October 23, 2013 (the "Promotion Letter"), attached as Exhibit B. This releases all Employee Claims including those of which you are not aware and those not mentioned in this Release Agreement. You specifically release any and all Employee Claims arising out of your employment with the Company and/or any of its affiliates or termination therefrom, including, without limitation, any and all claims to monetary recovery to which you might be entitled in connection with any potential class action claims that may be filed on behalf of any purported class to which you are a member as a result of your employment with the Company and/or any of its affiliates.
6.You expressly acknowledge and agree that, by entering into this Release Agreement, you are releasing and waiving any and all rights or Employee Claims, including claims under the ADEA, which have arisen on or before the date your execution and delivery of this Release Agreement to the Company.
7.The Company, for itself and its successors, assigns, executors and administrators, now and forever hereby releases and discharges you, from any and all known rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity (collectively, "Company Claims") which the Company ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, any currently known Company Claims (i) relating in any way to your employment relationship with the Company or any of the Releasees or (ii) arising under any federal, local or state statute or regulation; (b) relating to the termination of your employment relationship with the Company or any of the Releasees; or (c) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company, or any of the Releasees, and you, including, the Offer Letter and Promotion Letter. The Company does not release Company Claims arising from any intentional conduct on your part outside the course and scope of your employment, which have accrued or which may ever accrue to the Company or any of the Releasees resulting from or relating to any act or omission occurring on or before the date of signing this Agreement, arising out of or pertaining to your employment relationship with the Company, concerning the terms and conditions of your employment, or concerning your conduct occurring in the course and scope of your employment with the Company.
8.Notwithstanding the foregoing, nothing contained in this Release Agreement shall in any way release or discharge any Employee Claims you may have (1) for payments or benefits set forth in the Release Agreement; (2) for indemnification under the charter, by-laws, certificate of formation, operating agreement or other governing documents of the Company, insurance policies of or pertaining to the Company, or applicable law; (3) for any vested pension or retirement benefits (including, without limitation, 401(k)); or (4) for any other Employee Claims that cannot be waived under applicable law.
9.You acknowledge and agree that, except as otherwise expressly provided in this Release Agreement: (a) the Company has fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company, and that no further payments or benefits are owed to you by the Company or any of the Releasees, including, but not limited to, any payments or benefits under the Offer Letter or the Promotion Letter; and (b) you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.
10.You agree to indemnify the Company and hold it harmless for any claims brought by any taxing authority against any of the Releasees seeking payment of taxes, penalties and/or interest related to your reporting of taxes under federal, state and/or local law, including, without limitation, payment of attorneys' fees for counsel selected by the Company for its defense of such matters and costs. For avoidance of doubt, this indemnification obligation does not extend to the Company’s withholding requirements related to the payments set forth in Paragraph 4.
11.You hereby represent and warrant that (a) you have not filed, caused or permitted to be filed any pending proceeding (nor have you lodged a complaint with any governmental or quasi-governmental authority) against any of the Releasees, nor have you agreed to do any of the foregoing, (b) you have not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Releasees that has been released in this Release Agreement, and (c) you have not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Releasees. Except as set forth in Paragraph 12, 17 and 18 below, you covenant and agree that you shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by you or any third party of a proceeding or Claim against any of the Releasees, including, but not limited to any potential class action claims that may be filed on behalf of any purported class to which you are a member as a result of your employment with the Company and/or any of its affiliates.
12.You and the Company acknowledge and agree that this Release Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the "EEOC") or similar federal or state agency to enforce the ADEA or other applicable laws, and further acknowledge and agree that this Release Agreement shall not be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release Agreement shall preclude you from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but you hereby waive any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding. Further notwithstanding anything set forth in this Release Agreement to the contrary, nothing in this Release Agreement shall affect or be used to interfere with your protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under the ADEA set forth in this Release Agreement.
Equity Awards
13.Subject to your continued compliance with the Covenants Agreement (as defined below and limited in Paragraph 14 herein) and the Assignment Agreement (defined below), Chiron Guernsey Holdings L.P. Inc., a Guernsey limited partners (the "Partnership") agrees that it will exercise its call right with respect to the Vested Profit Interest Units ("PIU") pursuant to Section VI.F. of the Amended and Restated Chiron Guernsey Holdings L.P. Inc. Executive Equity Incentive Plan (the "PIU Plan"), subject to the terms and conditions provided therein; provided, however, that the Partnership will make a payment to you in consideration for the cancellation of all of such Vested PIUs no later than April 30, 2015. The purchase price for each Vested PIU will be equal to the Fair Market Value (as defined in the PIU Plan) as of the date that such payment is made to you in consideration for the cancellation of all of such Vested PIUs.

Covenants/Confidentiality
14.You acknowledge and agree that during your employment with the Company you have developed and had access to confidential trade secret information. Accordingly, notwithstanding any provision of this Release Agreement to the contrary, you hereby reaffirm, and agree to comply with the Non-Disclosure and Non-Competition Agreement, signed by you as of December 5, 2012, a copy of which is attached hereto as Exhibit C (the "Covenants Agreement") and the Invention Assignment Agreement, signed by you as of December 5, 2012, a copy of which is attached hereto as Exhibit D (the "Assignment Agreement"); provided, however, that the Covenants Agreement is hereby, as applicable, limited as follows:
(a)    Subject to Paragraph 14(b) below, the restrictions in Section 3 of the Covenants Agreement (Non-Competition) shall not prevent you from performing services for a diversified company (or division thereof) that competes with the Company so long as (i) the division or department to which you are providing services does not compete with the Company, (ii) you do not have direct responsibility (commercial or technical) for the products of such diversified company (or division thereof) that are competitive with the products of the Company, and (iii) no more than thirty-five percent (35%) of such entity’s gross revenue is derived from such competitive business.
(b)    In the event that you do secure new employment in a diversified company as permitted by Paragraph 14(a), you shall not be permitted to use or disclose any Company Confidential Information or know how, in accordance with the Covenants Agreement, as part of your responsibilities in this role.
You affirm that you are not currently seeking and will not seek employment in breach of your Covenants Agreement (as limited by this Paragraph 14). You reaffirm that your experience and capabilities are such that the restrictions contained in the Covenants Agreement (as limited by this Paragraph 14) are reasonable, do not impose a greater restraint than necessary to protect the Company’s goodwill or other business interests and will not prevent you from obtaining employment or otherwise earning a reasonable living. You further agree that the Covenants Agreement (as limited by this Paragraph 14) and Assignment Agreement shall remain in full force and effect as if restated herein.
15.You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its respective directors, officers, agents, or employees. Except as required or permitted by Paragraphs 12, 17 and 18, you further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the Company or its affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its affiliates. The Company agrees to instruct the Acelity Senior Leadership Team not to take any action or to make any statement, written or oral, that disparages or criticizes you.
16.You agree that you will not disclose this Release Agreement or its terms to any person, except (a) to your immediate family, provided that prior to such disclosure, you inform your immediate family that they are also bound by confidentiality and you shall be responsible for any such disclosure by your immediate family; (b) as may be required for obtaining legal or tax advice, or future employment provided that prior to such disclosure you will inform your legal or tax advisor that they are bound by confidentiality and you shall be responsible for any such disclosure by your legal or tax advisor or potential employer; (c) for the filing of income tax returns; (d) as may be required by law, provided that you shall promptly notify the Company prior to making any disclosure required by law so that the Company may seek a protective order or other appropriate remedy; or (e) in any proceeding to enforce this Release Agreement.
17.You agree that following your termination of employment with Company, you will, at the Company’s request, cooperate fully, at such times that do not unreasonably interfere with your personal or business activities, with the Company in any regulatory or legal matter that involves the Company, or its then-current or former officers, directors, employees or agents, about which you may have knowledge or information. The Company shall pay for your actual, documented expenses, if any, incurred for any such cooperation. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully; (c) appearing for depositions and/or at trial related to any claim, action or litigation in which the Company becomes a party; and (d) meeting with representatives of the Company to assist in preparation for such depositions and/or trials.
18.Nothing in this Release Agreement shall prevent you from providing truthful and accurate information to any government agency, internal regulating body or as otherwise may be required by law.

Return of Company Property
19.On or before the date you execute this Release Agreement, you will exercise reasonable efforts to return all property in your possession, custody or control which belongs to the Company, including without limitation, keys, credit cards, computers, phone cards and other physical property of the Company, and any of the Company’s documents, reports, files, memorandum, records, software and other media, whether kept in paper or electronic format, and neither you nor anyone acting on your behalf shall maintain copies, duplicates, reproductions or excerpts of any such property.
Voluntary Waiver
20.You understand and agree that the Company is under no obligation to provide the payments and benefits provided in Paragraph 4 of this Release Agreement absent your consent to the terms of this Release Agreement, and that you are under no obligation to consent to this Release Agreement.
21.You acknowledge and agree that (a) the Company has advised you of your right to consult with an attorney prior to executing this Release Agreement, (b) you have carefully read and fully understand all of the provisions of this Release Agreement, and (c) you are entering into this Release Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.
22.You shall have twenty-one (21) calendar days from the date you are provided this Release Agreement, as amended, to consider this Release Agreement. Once you have signed this Release Agreement, you shall have seven (7) additional calendar days from the date of execution to revoke your consent to this Release Agreement. Any such revocation shall be made in writing so as to be received by David Lillback, Senior Vice President, Human Resources, prior to the eighth (8th) calendar day following your execution of this Release Agreement. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) calendar day following your execution of this Release Agreement (the "Effective Date"). In the event that you revoke your consent or you do not sign this Release Agreement within the applicable review period, this Release Agreement shall be null and void, and the Company shall not be obligated to provide you with any of the payments or benefits set forth in Paragraph 4 of this Release Agreement.
Governing Law; Dispute Resolution
23.This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.
24.No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
25.Any claim or controversy arising out of or relating to this Release Agreement, your employment with or separation from the Company, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County, Texas according to the procedures set out in the Company’s Arbitration Agreement and Agreement Concerning Policy on Arbitration, signed by you as of December 5, 2012, a copy of which is attached hereto as Exhibit E. With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance. Notwithstanding the foregoing provisions, if you breach any of your restrictive covenants, the Company shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this Release Agreement, pending a final ruling by the arbitrator.
No Admission of Wrongdoing
26.Nothing contained in this Release Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability by you or by the Company or any of the other Releasees.
Enforceability
27.In the event that any one or more of the provisions of this Release Agreement, including the Exhibits hereto, are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Release Agreement, including the Exhibits hereto, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
Successors and Assigns
28.This Release Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. This Release Agreement is personal to you and may not be assigned by you. In the event of your death prior to the Company’s having made or paid to you any or all of the payments and benefits referenced in this Release Agreement, the Company shall instead make or pay to your estate, as and when otherwise due hereunder, all such then remaining payments and benefits.
Entire Agreement
29.The terms described in this Release Agreement, including in the Exhibits (if applicable) hereto, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, but not limited to, the Offer Letter and the Promotion Letter, provided, however, that as specifically provided in Paragraphs 13, 14 and 25 above, the PIU Plan, the Covenants Agreement (as limited by Paragraph 14 of this Agreement), the Assignment Agreement and the Arbitration Agreement remain in full force and effect. You acknowledge and agree that you are not relying on any representations or promises by the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise. This Release Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.

*        *        *

Please indicate your agreement to the foregoing terms by signing and dating the Release Agreement in the space provided below. If you decide to revoke your consent to the Release Agreement, it must be in writing and received by the Company as provided in Paragraph 22.
Very truly yours,

LifeCell Corporation

By:      /s/ David Lillback
David Lillback
Sr. Vice President, Human Resources

Agreed to and Accepted By:

/s/ Philip Croxford
Philip Croxford

Date: November 3, 2014